Exhibit 99.1

Office of Insurance Regulation

Kevin M. McCarty Commissioner IN THE MATTER OF:

Federated National Insurance Company	CASE NO.: 172246-15
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ORDER TO CEASE AND DESIST

TO: Federated National Insurance Company 14050 Northwest 14th Street Sunrise, FL 33323

YOU ARE HEREBY NOTIFIED that pursuant to the Florida Insurance Code, including Section 624.307, Florida Statutes, the State of Florida, Office of Insurance Regulation (hereinafter “OFFICE”), has caused an investigation to be made of the insurance-related activities of FEDERATED NATIONAL INSURANCE COMPANY (“FEDERATED”). As a result of the investigation and as grounds for entry of an Order to Cease and Desist, the OFFICE hereby finds and alleges as follows:

1.          The OFFICE has jurisdiction over the parties and the subject matter herein.

2.          FEDERATED is a domestic property and casualty insurer authorized to transact insurance business in Florida.

3.          On or about April 1,2013, FEDERATED began using an underwriting process that included the use of an unfiled model in its underwriting and premium determination.

4.          Section 627.062, Florida Statutes, provides, in pertinent part:

(1)        The rates for all classes of insurance to which the provisions of this part are applicable may not be excessive, inadequate, or unfairly discriminatory.
(2)        As to all such classes of insurance:
(a) Insurers or rating organizations shall establish and use rates, rating schedules, or rating manuals that allow the insurer a reasonable rate of return on the classes of insurance written in this state. A copy of rates, rating schedules, rating manuals, premium credits or discount schedules, and surcharge schedules, and changes thereto, must be filed with the office under one of the following procedures [...]

5.          Section 627.0651(13)(a), Florida Statutes, states, in pertinent part, that “[u]nderwriting rules not contained in rating manuals shall be filed for private passenger automobile insurance and homeowners insurance.”

6.          Despite having failed to file its current analytical underwriting model, FEDERATED uses the model in its underwriting and premium determination process for new and renewal business.

WHEREFORE, because FEDERATED is in violation of Sections 627.062 and 627.0651(13), Florida Statutes, the OFFICE intends to issue an Order requiring FEDERATED to cease and desist from using its unfiled underwriting and rating model.

DONE AND ORDERED this 19TH day of MAY, 2015.

NOTICE OF RIGHTS

Pursuant to Sections 120.569 and 120.57, Florida Statutes and Rule Chapter 28-106, Florida Administrative Code (F. A.C.), you may have a right to request a proceeding to contest this action by the Office of Insurance Regulation (hereinafter the “Office”). You may request a proceeding by filing a Petition. Your Petition for a proceeding must be in writing and must be filed with the General Counsel acting as the Agency Clerk, Office of Insurance Regulation. If served by U.S. Mail the Petition should be addressed to the Florida Office of Insurance Regulation at 612 Larson Building, Tallahassee, Florida 32399-4206. If Express Mail or hand-delivery is utilized, the Petition should be delivered to 612 Larson Building, 200 East Gaines Street, Tallahassee, Florida 32399-0300. The written Petition must be received by, and filed in the Office no later than 5:00 p.m. on the twenty-first (21) day after your receipt of this notice. Unless your Petition challenging this action is received by the Office within twenty-one (21) days from the date of the receipt of this notice, the right to a proceeding shall be deemed waived. Mailing the response on the twenty-first day will not preserve your right to a hearing.

If a proceeding is requested and there is no dispute of material fact the provisions of Section 120.57(2), Florida Statutes may apply. In this regard you may submit oral or written evidence in opposition to the action taken by this agency or a written statement challenging the grounds upon which the agency has relied. While a hearing is normally not required in the absence of a dispute of fact, if you feel that a hearing is necessary one may be conducted in Tallahassee, Florida or by telephonic conference call upon your request.

If you dispute material facts which are the basis for this agency’s action you may request a formal adversarial proceeding pursuant to Sections 120.569 and 120.57(1), Florida Statutes. If you request this type of proceeding, the request must comply with all of the requirements of Rule Chapter 28-106.2015, F.A.C., including but not limited to:

a)	A statement requesting an administrative hearing identifying those material facts that are in dispute. If there are none, the petition must so state; and

b)	A statement of when the respondent received notice of the agency’s action.

These proceedings are held before a State Administrative Law Judge of the Division of Administrative Hearings. Unless the majority of witnesses are located elsewhere, the Office will request that the hearing be conducted in Tallahassee.

In some instances, you may have additional statutory rights than the ones described herein.

Failure to follow the procedure outlined with regard to your response to this notice may result in the request being denied. Any request for administrative proceeding received prior to the date of this notice shall be deemed abandoned unless timely renewed in compliance with the guidelines as set out above.

CERTIFICATE OF SERVICE

I HEREBY CERTIFY that a true and correct copy of the foregoing Order to Cease and Desist has been furnished this 19 day of May 2015 by email and certified mail to:

Federated National Insurance Company
14050 Northwest 14th Street
Sunrise, FL 33323

J.G. Jennings
Vice-President of Risk Management
Federated National Insurance Company
14050 N.W. 14th Street
Sunrise, Florida 33323
Giennings@FedNat.com

Monica T. Ross
Assistant General Counsel
Florida Bar Number: 0056988
Office of Insurance Regulation
Division of Legal Services
200 East Gaines Street
Tallahassee, Florida 32399
Telephone: (850) 413-4159
Facsimile: (850) 922-2543